THE ASSOCIATES

FINANCIAL HIGHLIGHTS

As Adjusted (As discussed in Note 1)

	Three Months Ended or at			Six Months Ended or at
($ millions - except earnings per share)	6/30/00	6/30/99	%Change	6/30/00		6/30/99		%Change

Net earnings
Amount	$409.2	$358.1	14	$779.7		$694.9		12
Return on average equity	16.03%	15.91%		15.48%		15.70%
Return on average adjusted equity	17.63	17.56		17.06		17.38
Return on average assets	1.87	1.72		1.81		1.68
Return on average managed assets	1.64	1.62		1.59		1.59
Net earnings per diluted share	$0.56	$0.49	15	$1.07		$0.95		13

Managed receivables				$84,798.5		$72,927.7		16
Total managed assets				100,943.9		91,331.3		11

Key Data (Managed)
Total revenue	$3,645.8	$3,247.3	12	$7,073.3		$6,432.8		10
Net interest margin (% avg. mgd. recs.)	9.60%	9.14%		9.55%		9.07%
Efficiency ratio	45.3	46.4		45.8		47.1
Credit quality
60+days contractual delinquency	2.59%	2.72%		2.59%		2.72%
Credit loss ratio (% avg. mgd. recs.)	2.73	2.84		2.79		2.81

Balance Sheet Information
Stockholders' equity				10,294.6		9,109.8		13
Allowance for losses				2,115.7		2,139.4
% of net receivables				3.07%		3.14%
Multiple to net losses (2)				1.40	x	1.63	x

(1) Six months ended June 30, 2000 excludes a $112 million special pre-tax charge to earnings recorded during the first quarter of 2000 related to the discontinuation of the manufactured housing loan origination business. This charge covers exit costs, including severance, noncancellable contractual obligations and related costs, as well as a provision for increased losses on the disposition of repossessions and fair-value adjustments of related assets. June 30, 1999 managed receivables and credit quality information have been restated for comparability purposes. Managed receivables and credit quality information exclude manufactured housing and Arcadia's previously securitized receivables for all periods presented. In addition, the June 30, 1999 60+days contractual delinquency ratio previously included truck and truck trailer repossessions with recourse to the dealer or manufacturer. The previously reported 60+days contractual delinquency ratio at June 30, 1999 for total ongoing operations was 2.76%.
(2) Calculated as a ratio of the allowance for losses to related trailing net credit losses on receivables owned at the end of the period as adjusted to reflect the impact of significant acquisitions and to exclude net credit losses related to receivables held for securitization or sale and certain securitized receivables.

THE ASSOCIATES

QUARTERLY FINANCIAL SUPPLEMENT

Pro Forma Managed Basis Income Statement and Key Data
As Adjusted (As discussed in Note 1)					Page 1
	Three Months Ended or at			Change from Prior Year
($ millions)	6/30/00	3/31/00	6/30/99	Amount	Percent

Revenue
Finance charges	$3,180.4	$3,004.2	$2,802.8	$377.6	13.5%
Insurance premiums	279.3	275.3	260.5	18.8	7.2
Investment and other income	186.1	148.0	184.0	2.1	1.1
	3,645.8	3,427.5	3,247.3	398.5	12.3

Expenses
Interest expense	1,192.4	1,101.4	1,036.1	156.3	15.1
Operating expenses	1,046.5	1,019.2	971.5	75.0	7.7
Provision for losses	613.4	593.4	551.5	61.9	11.2
Insurance benefits paid or provided	144.0	125.4	115.2	28.8	25.0
	2,996.3	2,839.4	2,674.3	322.0	12.0
Earnings before provision for income taxes	649.5	588.1	573.0	76.5	13.4
Provision for income taxes	240.3	217.6	214.9	25.4	11.8
Net earnings	$409.2	$370.5	$358.1	$51.1	14.3%
Net earnings per diluted share (whole $)	$0.56	$0.51	$0.49	$0.07	14.8%
Equivalent shares for diluted EPS (000's)	729,131	728,847	732,738	(3,607)
Key Data ($ millions)
Net interest margin (% avg. mgd. recs.)	9.60%	9.50%	9.14%
Efficiency ratio (managed)	45.3	46.3	46.4
Net credit losses (as a % of avg. mgd. recs.)	2.73	2.86	2.84
Delinquency ratio (% of mgd. gross recs.)	2.59	2.64	2.72

Managed Receivables
End of period	$84,798.5	$81,338.6	$72,927.7	$11,870.8	16.3%
Average	82,841.0	80,114.2	71,834.7	11,006.3	15.3
Managed Assets
End of period	100,943.9	98,247.3	91,331.3	9,612.6	10.5
Average	99,782.4	96,625.3	88,301.5	11,480.9	13.0

(1) Three months ended March 31, 2000 excludes a $112 million special pre-tax charge to earnings related to the discontinuation of the manufactured housing loan origination business. This charge covers exit costs, including severance, noncancellable contractual obligations and related costs, as well as a provision for increased losses on the disposition of repossessions and fair-value adjustments of related assets. This special charge reduced investment and other income by $47 million and increased operating expenses and provision for losses by $25 million and $40 million, respectively. This special charge reduced first quarter 2000 net earnings per diluted share by $0.10. June 30, 1999 managed receivables and credit quality information have been restated for comparability purposes. Managed receivables and credit quality information exclude manufactured housing and Arcadia's previously securitized receivables for all periods presented. In addition, the June 30, 1999 60+days contractual delinquency ratio previously included truck and truck trailer repossessions with recourse to the dealer or manufacturer. The previously reported 60+days contractual delinquency ratio at June 30, 1999 for total ongoing operations was 2.76%.

THE ASSOCIATES

QUARTERLY FINANCIAL SUPPLEMENT

Managed Receivables ($ millions)					Page 2
				Change from Prior Year
Outstanding at End of Period	6/30/00	3/31/00	6/30/99	Amount	Percent

Home equity	$29,715.5	$28,206.7	$25,109.3	$4,606.2	18.3%
Personal loans / retail sales finance	17,710.7	16,222.0	14,843.5	2,867.2	19.3
Credit card	13,563.7	13,194.1	10,667.8	2,895.9	27.1
Truck and truck trailer	12,722.4	13,017.4	12,252.6	469.8	3.8
Equipment	7,109.2	7,016.2	6,723.1	386.1	5.7
Fleet leasing	2,192.6	2,117.2	2,012.0	180.6	9.0
Warehouse and other	1,784.4	1,565.0	1,319.4	465.0	35.2
Total ongoing operations (1)	$84,798.5	$81,338.6	$72,927.7	$11,870.8	16.3%

				Change from Prior Year
Average Outstanding	6/30/00	3/31/00	6/30/99	Amount	Percent

Home equity	$28,930.6	$27,815.2	$24,964.2	$3,966.4	15.9%
Personal loans / retail sales finance	16,813.5	15,984.4	15,036.5	1,777.0	11.8
Credit card	13,349.2	12,654.3	10,612.0	2,737.2	25.8
Truck and truck trailer	12,892.6	13,047.0	11,818.1	1,074.5	9.1
Equipment	7,057.1	6,981.6	6,409.5	647.6	10.1
Fleet leasing	2,148.0	2,094.4	1,595.2	552.8	34.7
Warehouse and other	1,650.0	1,537.3	1,399.2	250.8	17.9
Total ongoing operations (1)	$82,841.0	$80,114.2	$71,834.7	$11,006.3	15.3%

(1) Excludes manufactured housing and Arcadia's previously securitized receivables for all periods presented.

THE ASSOCIATES

QUARTERLY FINANCIAL SUPPLEMENT

Credit Quality (As discussed in Note 1)							Page 3
60+Days Contractual	Three Months Ended or at
Delinquency (as a % of Mgd. Gross Receivables)	6/30/00		3/31/00		6/30/99

Home equity	2.91%		2.97%		3.05%
Personal loans / retail sales finance	3.07		3.35		3.80
Credit card	3.77		3.88		4.13
Truck and truck trailer	1.64		1.36		1.23
Equipment	1.12		1.31		0.90
Fleet leasing	0.46		0.47		1.06
Total ongoing operations	2.59%		2.64%		2.72%

Net Credit Losses (as a % of Avg. Mgd. Receivables)

Home equity	1.10%		1.35%		1.28%
Personal loans / retail sales finance	5.87		6.52		5.32
Credit card	5.77		5.81		7.55
Truck and truck trailer	1.30		0.85		0.70
Equipment	0.29		0.30		0.56
Fleet leasing	0.04		0.04		0.03
Total ongoing operations	2.73%		2.86%		2.84%

Loss Coverage (on-balance sheet)
Allowance for losses (2)	$2,115.7		$2,055.6		$2,139.4
% of net finance receivables	3.07%		3.12%		3.14%
Multiple to net losses (3)	1.40	x	1.40	x	1.63	x

(1) June 30, 1999 managed receivables and credit quality information have been restated for comparability purposes. Managed receivables and credit quality information exclude manufactured housing and Arcadia's previously securitized receivables for all periods presented. In addition, 60+days contractual delinquency ratio previously included truck and truck trailer repossessions with recourse to the dealer or manufacturer. The previously reported 60+days contractual delinquency ratios at June 30, 1999 for truck and truck trailer and total ongoing operations were 1.43% and 2.76%, respectively.
(2) In the first quarter of 2000, a reclassification of approximately $175 million of allowance for losses was made for manufactured housing receivables that were transferred to finance receivables held for sale or securitization at March 31, 2000.
(3) Calculated as a ratio of the allowance for losses to related trailing net credit losses on receivables owned at the end of the period as adjusted to reflect the impact of significant acquisitions and to exclude net credit losses related to receivables held for securitization or sale and certain securitized receivables.

THE ASSOCIATES

QUARTERLY FINANCIAL SUPPLEMENT

Income Statement and Balance Sheet Items				Page 4

	Three Months Ended or at
Income Statement ($ millions)	6/30/00	6/30/99	$ Change	%Change

Revenue
Finance charges	$2,337.1	$2,262.1	$75.0	3.3%
Servicing related income	535.0	282.8	252.2	89.2
Insurance premiums	279.3	260.5	18.8	7.2
Investment and other income	186.1	184.0	2.1	1.1
	3,337.5	2,989.4	348.1	11.6

Expenses
Interest expense	1,048.1	965.3	82.8	8.6
Operating expenses	1,046.5	971.5	75.0	7.7
Provision for losses	449.4	364.4	85.0	23.3
Insurance benefits paid or provided	144.0	115.2	28.8	25.0
	2,688.0	2,416.4	271.6	11.2
Earnings before taxes	649.5	573.0	76.5	13.4
Provision for income taxes	240.3	214.9	25.4	11.8
Net earnings	$409.2	$358.1	$51.1	14.3%
Net earnings per diluted share (whole $)	$0.56	$0.49	$0.07	14.8%
Equivalent shares for diluted EPS (000's)	729,131	732,738	(3,607)
Balance Sheet Items ($ millions)
Net Receivables (1)
End of period
Home equity	$26,264.7	$24,972.0	$1,292.7	5.2%
Personal loans /retail sales finance	16,371.1	14,843.5	1,527.6	10.3
Credit card	2,358.4	1,803.4	555.0	30.8
Truck and truck trailer	12,722.4	12,252.6	469.8	3.8
Equipment	7,109.2	6,723.1	386.1	5.7
Fleet leasing	2,192.6	2,012.0	180.6	9.0
Warehouse and other	1,784.4	1,319.4	465.0	35.2
Total	$68,802.8	$63,926.0	$4,876.8	7.6%
Average	$66,868.8	$64,180.8	$2,688.0
Total Assets
End of period	$87,701.0	$85,894.1	$1,806.9	2.1%
Average	87,701.5	83,473.6	4,227.9	5.1
Debt	73,415.7	72,471.2	944.5	1.3
Stockholders' Equity
End of period	$10,294.6	$9,109.8	$1,184.8
Per share (whole $)	14.13	12.51	1.62
Average	10,209.1	9,003.4	1,205.7

(1) June 30, 1999 net receivables have been restated for comparability to exclude manufactured housing receivables.